Exhibit 4.4
DESCRIPTION OF CAPITAL STOCK
The following is a summary of our capital stock and provisions of our amended and restated certificate of incorporation (“Articles”) and our amended and restated bylaws (“‘Bylaws”’), as of February 24, 2026, and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles and Bylaws, copies of which have been filed with the SEC as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.4 is a part. References in this section to the "Company," "we," "us" and "our" refer to Boise Cascade Company.
Authorized Capitalization
The Company’s authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share and 50,000,000 shares of undesignated preferred stock, par value $0.01 per share.
Common Stock
Voting Rights
Each share of common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Holders of our common stock do not have cumulative voting rights. The Company’s common stock is listed and traded on the New York Stock Exchange under the trading symbol “BCC”.
Dividend Rights
The holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock are entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.
Other Rights
Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.
Transfer Agent and Registrar
Broadridge Corporate Issuer Solutions, Inc. is the transfer agent and registrar for the Company’s common stock.
Preferred Stock
Our Articles authorize our Board of Directors to provide for the issuance of shares of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others.
Anti-takeover Effects of Delaware Law and Our Articles and Bylaws
Our Articles and Bylaws also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Undesignated Preferred Stock
The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.
Changes to Our Board of Directors
Our Articles currently state that directors may only be removed for cause, which is a provision that applied when our board of directors was classified. At the annual meeting of stockholders held on May 7, 2020, the stockholders approved an amendment to declassify our board of directors over a three year period ending with the election of directors at our annual meeting of stockholders held on May 4, 2023. At our annual stockholders meeting in 2027, our board of directors intends to present for a stockholder vote an amendment to our Articles that removes the provision stating that directors may only be removed for cause. In the interim, the Company will not enforce the provision in its Articles stating that directors may only be removed for cause.
Special Meetings of Stockholders
Our Articles provide that special meetings of the stockholders may be called only upon a resolution approved by a majority of our board of directors then in office.
Requirements for Nominations and Proposals at Stockholder Meetings
Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. Our Bylaws also provide that nominations of persons for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the notice of meeting (1) by or at the direction of our board of directors or (2) provided that our board of directors has determined that directors shall be elected at such meeting, by any stockholder who (i) is a stockholder of record both at the time the notice is delivered and on the record date for the determination of stockholders entitled to vote at the special meeting, (ii) is entitled to vote at the meeting and upon such election and (iii) complies with the notice procedures set forth in our amended and restated bylaws. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Business Combinations with Interested Stockholders
We have elected in our Articles not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. However, our Articles contain provisions that have the same effect as Section 203, except that they provide for certain exceptions set forth in our Articles.
Requirements for Amendments to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Our Articles provide that our Bylaws may be adopted, amended, altered or repealed by (i) the vote of a majority of directors then in office or (ii) the vote of 66 2/3% of holders of all of our outstanding capital stock entitled to vote generally in the election of directors.
Our Articles provide that they may only be amended, altered, changed or repealed by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of our outstanding shares of capital stock entitled to vote generally in the election of directors.
Our Articles also provide that Article Nine of the Articles, which deals with corporate opportunity, may only be amended, altered or repealed by a vote of 80% of the voting power of all of our shares of our outstanding capital stock entitled to vote generally in the election of directors then outstanding.
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